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EXHIBIT 5.1

               [Solomon Ward Seidenwrum & Smith, LLP letterhead]


July 12, 2004


Island Pacific, Inc.
19800 MacArthur Boulevard, Suite 1200
Irvine, CA 92612

Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

We are delivering this opinion to you in connection with the proposed issuance of up to 1,381,886 shares of common stock, par value $0.0001 (the "Shares"), of Island Pacific, Inc. (the "Company"), to be issued pursuant to the Retail Technologies International, Inc. 2003 Stock Incentive Plan (the "Plan"), and to be registered with the Securities and Exchange Commission on Form S-8 (the "Registration Statement").

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion and, based thereon, we advise you that, in our opinion, the Shares have been duly authorized by the Company and, when paid for and delivered in accordance with the terms of the Plan and the terms of the agreements evidencing the grant of the options, will be validly issued, fully paid and nonassessable. This opinion is limited to the General Corporation Law of the State of Delaware (as set forth in standard statutory compilations).

We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement.

Very truly yours,


/s/ Harry J. Proctor

Harry J. Proctor
Solomon Ward Seidenwurm & Smith, LLP